Release:    Immediate    February 14, 2017

CP enhances Sales and Marketing team, names John Brooks as Chief Marketing Officer
Calgary, AB – Canadian Pacific (TSX:CP) (NYSE:CP) today announced it has enhanced its Sales and Marketing team to better meet the needs of its current and potential customers, and has named John Brooks as Senior Vice-President and Chief Marketing Officer, effective immediately.

"As CP moves into the next phase of its impressive turnaround, it is time to focus on further strengthening our customer base and growing the top line,” said Keith Creel, CP President and Chief Executive Officer. "We are confident that John and his talented team can leverage our superior operating model, diversify our book of business and deliver for our customers and shareholders.”
Reporting directly to Brooks will be Tommy Browning, Vice-President Sales and Marketing, Merchandise and Bulk and Jonathan Wahba, Vice-President Sales and Marketing, Intermodal and Grain.
Browning started his rail career with Illinois Central in 1989 and has held a number of senior marketing and operations-related roles in his nearly three decades in the industry. Since joining CP in 2013, Browning has played an integral role in enhancing CP’s merchandise and bulk portfolios while building relationships with key customers.
Wahba, who was most recently the Chief Operating Officer at Kriska Transportation Group, has also held leadership positions at Schneider National, CN and Midland Transport. His extensive experience in the transportation industry, from trucking to rail, will support CP’s strong intermodal business. His appointment is effective immediately.
“Better service, more in-depth analysis through Trip Planning and the most disciplined operating team in North America, combined with a strong sales and marketing team positions us well for the future,” said Brooks. “Jonathan and Tommy have proven track records in this business and I look forward to working closely with them and the rest of the team as we continue to deliver for our customers.”
In the role of CMO, Brooks will be responsible for CP’s business units and lead a group of highly capable sales and marketing professionals across North America. In addition, Brooks will be responsible for strengthening partnerships with existing customers, generating new opportunities for growth, enhancing the value of the company’s service offerings and developing strategies to optimize CP’s book of business.
With more than 20 years in the railroading business, Brooks brings a breadth of experience to the CMO role that will be pivotal to CP’s continued and future success. Brooks began his railroading career with Union Pacific and later helped start I&M Rail Link, LLC, which was purchased by the Dakota, Minnesota and Eastern Railroad (DM&E) in 2002. Brooks was Vice-President of Marketing at the DM&E prior to it being acquired by CP in 2007.
During Brooks’ sales and marketing career he has held senior responsibilities in all lines of business, including coal, chemicals, merchandise products, grain and intermodal.
“Over the last four years, we have made operational improvements that have benefited our customers,” said Brooks. “This is an exciting time to be leading this important function within the company, selling the value of our service.”

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:

Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca
Alert_MediaRelations@cpr.ca
Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca